Exhibit 99.2

Calavo Growers Announces Changes to its Board of Directors

Farha Aslam to Join as Independent Director;

Egidio Carbone, Jr. and Dorcas Thille to Step Down Effective January 3, 2021

SANTA PAULA, Calif., September 8, 2020—Calavo Growers, Inc. (Nasdaq-GS: CVGW) (“Calavo” “Company”), a global avocado-industry leader and provider of value-added fresh food, today announced the appointment of Farha Aslam to its Board of Directors, effective January 3, 2021. Aslam will serve on the Company’s Audit committee.

“We are very excited that Farha is joining our board of directors. Her extensive experience in the capital markets and the food industry is ideally aligned with our goals to accelerate future growth and profitability,” said J. Link Leavens, Chairman of Calavo’s Board of Directors. “Our board and management team look forward to her leadership and contributions.”

Farha Aslam is Founder and Managing Partner at Crescent House Capital, an investment and strategic advisory firm that focuses on the agriculture, energy and food processing industries. Earlier, she was a Managing Director at Stephens Inc. where she led the firm’s food and agribusiness equity research team and built a top-tier research franchise that spanned the grain, ethanol, protein, and packaged food sectors. She also successfully positioned several lead-managed equity offerings and debt financings. Prior to Stephens, Aslam was a Vice President at Merrill Lynch and a Risk Management Advisor at UBS.

Aslam currently serves on the Boards of Directors of Pilgrims Pride, a leading poultry processor; PSSI, a company focused on food safety; and Saffron Road, a natural food producer and marketer. She is also a nonprofit board member at Developments in Literacy. A graduate of the University of California, Irvine with a BA, Economics, she also holds a Master’s of Business Administration from Columbia University.

The Company also announced that long-standing directors Egidio “Gene” Carbone, Jr. and Dorcas Thille have decided they will not stand for re-election at Calavo’s 2021 annual meeting of shareholders.

“Gene and Dorcas have been outstanding members of the board for many years, and I believe their contributions will benefit our company for years to come,” said Leavens. “They have played incredibly valuable roles, helping to guide Calavo through opportunities and challenges. On behalf of the entire board, we express our sincere gratitude to Gene and Dorcas for their counsel and service.”

Following these changes, Calavo’s Board will be comprised of 12 directors, seven of whom will qualify as independent directors under the independence standards of The Nasdaq Stock Market.

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh

Calavo Growers, Inc.

produce, including tomatoes and papayas. The Renaissance Food Group (RFG) segment creates, markets and distributes a portfolio of healthy, fresh foods, including fresh-cut fruit, fresh-cut vegetables and prepared foods. The Foods segment manufactures and distributes guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under the respected Calavo brand name as well as Garden Highway, Chef Essentials and several private label and store brands.

Investor Contact:

Financial Profiles, Inc.

Lisa Mueller, Senior Vice President

(310) 622-8231

calavo@finprofiles.com

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